Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE,

by and among

UNWIRED PLANET, INC.,

as Issuer and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Indenture Trustee

Dated as of April 6, 2016

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) is dated as of April 6, 2016, by and among UNWIRED PLANET, INC., a Delaware corporation (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as indenture trustee (the “Indenture Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Indenture Trustee entered into an Indenture dated as of June 28, 2013 (the “Base Indenture”), as heretofore amended, supplemented or otherwise modified by the First Supplemental Indenture dated December 23, 2015 (the “First Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”) pursuant to which the Issuer issued its Senior Secured Notes due 2019 (the “Notes”); and

WHEREAS, pursuant to Section 8.02 of the Base Indenture, the Issuer has requested that all of the Holders (as that term is defined in the Base Indenture) constituting 100% of the principal amount of the Notes then outstanding consent to the execution, delivery and performance by the Issuer of this Second Supplemental Indenture, solely in accordance with the specific terms thereof, to reflect the consent to the transactions contemplated by the Purchase and Sale Agreement, dated on or about the date of this Second Supplemental Indenture, by and between the Issuer and Optis UP Holdings, LLC (the “Purchase Agreement”); and

WHEREAS, the Holders of all outstanding Notes (“All Holders”) have provided such consent (the “Consent of the Holders”) in accordance with the terms of the Base Indenture; and

WHEREAS, this Second Supplemental Indenture has not resulted in a material modification of the Notes for purposes of Chapter 4 of Subtitle A of the Code and any regulations issued thereunder (Foreign Account Tax Compliance Act);

NOW THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein or defined in reference to a stated document have the meanings given to such terms in the Base Indenture.

2. Indenture Trustee Agreement. As of the Operative Time (as defined below), the Indenture Trustee agrees: (i) to take all further actions reasonably required by the Issuer or its designee, in each case pursuant to the Indenture, to further evidence the release and termination of liens and security interests on the Collateral which is being sold pursuant to the Purchase Agreement, (ii) that the Consent of the Holders and the consent set forth in Section 3 of this Second Supplemental Indenture shall further operate as a waiver of any Event of Default arising under the Base Indenture solely as a result of entry into the Purchase Agreement or consummation of the Transaction (as defined below), and (iii) that the Indenture Trustee’s indemnification and limitation of liability protections and rights found in the Base Indenture shall apply herein and are incorporated herein by reference, mutatis mutandis.

3. Consent. Subject to the terms and conditions set forth herein, pursuant to Section 8.02 of the Base Indenture, based on the Consent of the Holders, the Issuer: (i) may consummate the transactions contemplated by the Purchase Agreement notwithstanding the restrictions in the Indenture and (ii) is authorized under the Indenture and Section 9-315 of the UCC to sell and dispose of all of the assets which are being sold pursuant to the Purchase Agreement free and clear of all liens and security interests of the Indenture Trustee (collectively, the “Subject Assets”), provided that the Indenture Trustee’s lien and security interests in all of the proceeds (as defined in the UCC) of the Subject Assets shall be and remain perfected in accordance with the Indenture.

4. Amendments. The amendments set forth in this Section 4 shall become effective upon execution but shall only become operative when (the “Operative Time”): (i) consents of All Holders are received pursuant to Section 8.02 of the Base Indenture and (ii) the Purchase Agreement becomes effective in accordance with its terms. As of the Operative Time, the Indenture is hereby amended as follows:

a. Amendment of Section 1.01. Section 1.01 of the Base Indenture is hereby amended by amending and restating the definition of “Uniform Commercial Code” contained therein to read as follows: ““Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code as in effect from time to time.”

b. Amendment of Section 3.06(b). Section 3.06(b) of the Base Indenture is hereby amended to add the following sentence to the end of such clause: “The Issuer will not be required to make an offer to repurchase the Notes under this Section 3.06(b) as a result of the Change of Control caused by the consummation of the sale contemplated by the Purchase Agreement, which sale includes all of the outstanding capital stock of Unwired Planet IP Holdings, Inc. and all of the outstanding membership interests of Unwired Planet IP Manager, LLC (the “Transaction”).”

c. Amendment of Section 4.04(b). Section 4.04(b) of the Base Indenture is hereby amended to add the following subsection after 4.04(b)(vi): “(vii) the receiving of a portion of the cash proceeds not to exceed (but subject to adjustment in accordance with the terms of the Purchase Agreement) an aggregate amount of $10,000,000 on the second anniversary of the Closing Date of the Transaction in accordance with the Purchase Agreement into a Deposit Account (as defined in the UCC) that constitutes Collateral and is subject to an Account Control Agreement that is in full force and effect as of the Operative Time, a copy of which was delivered to the Indenture Trustee and All Holders on or before the Operative Time.”

d. Amendment of Section 4.06 of the Base Indenture. Section 4.06 of the Base Indenture is hereby amended to add the following sentence to the end of such clause: “Nothing in this covenant shall prohibit the Transaction, so long as immediately following the consummation of the Transaction, the portion of the net cash proceeds to be immediately received by the Issuer in accordance with the Purchase Agreement (which shall be in an aggregate amount of at least $30,000,000; provided, however, that such amount may be adjusted in accordance with the terms of the Purchase Agreement) are deposited in a Deposit Account (as defined in the UCC) that constitutes Collateral and is subject to an Account Control Agreement that is in full force and effect as of the Operative Time, a copy of which was delivered to the Indenture Trustee and All Holders on or before the Operative Time.”

e. Amendment of Section 4.13. Section 4.13 of the Base Indenture is hereby amended to add the following sentence to the end of such clause: “Nothing in this covenant shall prohibit the Transaction, so long as the condition specified in the final sentence of Section 4.06 of the Base Indenture (as amended hereby) is satisfied immediately following the consummation of the Transaction.”

f. Amendment of Section 4.14. Section 4.14 of the Base Indenture is hereby amended to add the following sentence to the end of such clause: “Nothing in this covenant shall prohibit the Transaction, so long as the condition specified in the final sentence of Section 4.06 of the Base Indenture (as amended hereby) is satisfied immediately following the consummation of the Transaction.”

g. Amendment of Section 4.17. The Base Indenture is hereby amended to delete Section 4.17 in its entirety.

5. Representations, Warranties and Covenants. The Issuer hereby represents, warrants and covenants to the Holders and the Indenture Trustee as follows as of the date hereof and the Operative Time, both before and after giving effect to the Transaction:

a. there does not (and will not) exist any Event of Default under the Indenture

b. this Second Supplemental Indenture has been duly authorized, executed and delivered by it in accordance with resolutions adopted by its board of directors or comparable managing body, and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law); and

c. the Transaction will be consummated on the terms set forth in the Purchase Agreement.

6. Conditions. The effectiveness of this Second Supplemental Indenture is conditioned on (a) the representations and warranties set forth in Section 5 hereof being true and correct on the date hereof; and (b) receipt by the Indenture Trustee of the Consent of the Holders (receipt of which is hereby acknowledged), an Officer’s Certificate and an Opinion of Counsel as required by Section 8.03 of the Indenture.

7. Miscellaneous.

a. Incorporation of Indenture Provisions. The parties hereto agree that the terms of 10.07 (GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF IMMUNITY), Sections 10.08 (Successors), 10.09 (Multiple Originals), 10.11 (Indenture Controls) and 10.12 (Severability) of the Indenture are incorporated herein by reference, mutatis mutandis.

b. No Further Amendments. Nothing in this Agreement shall require the Indenture Trustee or any Holder to grant any further consent to any action in contravention of, waiver of, or amendment to, the terms of the Indenture and the Notes. Nothing herein contained is intended to change the ranking of the notes issued under the Indenture as senior, secured obligations of the Issuer.

c. Effect of Amendment. The Issuer acknowledges and agrees that this Second Supplemental Indenture only amends, supplements and modifies the terms of the Indenture and does not constitute a novation, and the Issuer ratifies and confirms the terms and provisions of, and its obligations under, the Indenture (as modified by this Second Supplemental Indenture) and the Notes in all respects. Each of the parties hereto acknowledges and agrees that each reference in the Indenture and the Notes to the Indenture shall be deemed to be a reference to the Indenture as amended, supplemented and modified by this Second Supplemental Indenture.

d. Indenture Trustee Disclaimer. The Indenture Trustee accepts the amendments of the Indenture effected by this Second Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Indenture Trustee. Without limiting the generality of the foregoing, the Indenture Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, or for or with respect to (i) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer by action or otherwise, (iii) the due execution hereof by the Issuer or (iv) the consequences of any amendment herein provided for, and the Indenture Trustee makes no representation with respect to any such matters.

e. Headings. The headings of the sections and subsections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

[signature pages to follow]

IN WITNESS WHEREOF, the undersigned have caused this Second Supplemental Indenture to be executed by their respective authorized officers as of the date first above written.

UNWIRED PLANET, INC., as Issuer

By:	/s/ Noah D. Mesel
Name:	Noah D. Mesel
Title:	EVP & General Counsel

[Unwired Planet – Signature Page to Second Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Maddy Hughes
Name:	Maddy Hughes
Title:	Vice President

[Unwired Planet – Signature Page to Second Supplemental Indenture]